UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 11, 2013
Accretive Health, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34746	02-0698101

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Michigan Avenue, Suite 2700, Chicago, Illinois	60611

(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (312) 324-7820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On November 13, 2013, Accretive Health, Inc. (the “Company”) issued a press release providing a business update and an update on the status of the restatement of the Company’s financial statements, which is attached hereto as Exhibit 99.1 and incorporated by reference.

The information in this Item 2.02 of this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    On November 11, 2013, the Board of Directors (the “Board”) of the Company increased the number of directors comprising the Board to twelve and elected Alex J. Mandl as a Class III Director of the Company to serve until the 2014 Annual Meeting of Stockholders and Robert V. Stanek as a Class II Director of the Company to serve until the 2015 Annual Meeting of Stockholders, each to serve until his successor is duly elected and qualified, or until his earlier removal or resignation. Mr. Mandl and Mr. Stanek were elected upon the recommendation of the Nominating and Corporate Governance Committee of the Board. Neither Mr. Mandl nor Mr. Stanek was selected pursuant to any arrangement or understanding between him and any other person. In addition, neither Mr. Mandl nor Mr. Stanek is a party to any transaction, or series of transactions, involving the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Each of Mr. Mandl and Mr. Stanek will receive compensation for his board service as a non-employee director consistent with the Company's non-employee director compensation program. In addition, the Company has entered into indemnification agreements with each of Mr. Mandl and Mr. Stanek in the form that the Company has entered into with its other directors, which provide that the Company will indemnify Mr. Mandl and Mr. Stanek, respectively, to the fullest extent permitted by law for claims arising in his capacity as a director of the Company, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the Company's best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that the Company does not assume the defense of a claim against either Mr. Mandl or Mr. Stanek, as applicable, the Company will be required to advance his expenses in connection with his defense of that claim, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

Mr. Mandl, 69, is currently the non-Executive Chairman of Gemalto N.V., a digital security company resulting from the merger of Axalto Holding N.V. and Gemplus International S.A. From June 2006 until December 2007, Mr. Mandl served as Executive Chairman of Gemalto. From 2002 to June 2006, Mr. Mandl was President, Chief Executive Officer and a member of the board of directors of Gemplus. He has served as Principal of ASM Investments, a company focusing on early stage funding in the technology sector, since 2001. From 1996 to 2001, Mr. Mandl was Chairman and CEO of Teligent, Inc., a telecommunications company. Mr. Mandl was AT&T’s President and Chief Operating Officer from 1994 to 1996, and its Executive Vice President and Chief Financial Officer from 1991 to 1993. From 1988 to 1991, Mr. Mandl was Chairman and Chief Executive Officer of Sea-Land Services Inc. Mr. Mandl served as a director of Dell Inc. from 1997 to October 2013. Mr. Mandl served from 2007 to 2010 as a director of Hewitt Associates, Inc. and from March 2008 to October 2010 as a director of Visteon Corporation. Mr. Mandl was a member of the board of directors of Horizon Lines, Inc. from January 2007 and became the Chairman in February 2011, retiring in April 2012. Mr. Mandl is currently a member of the board of directors of Gemalto N.V., Arise Virtual Solutions Inc. and Genpact Limited.

Mr. Stanek, 60, joined the senior management team of Catholic Health East, a national health care system, in 1997 and served as its President and Chief Executive Officer from 2003 until his retirement in 2010. From 1992 to 1997, Mr. Stanek served in a variety of roles with the Mercy Health System of Western New York, including as its President and Chief Executive Officer. Mr. Stanek was elected to the board of trustees of the Catholic Health Association of the United States, the largest group of non-profit health care providers in the United States, in 2006, served as its Chairman from 2011 through 2012 and served as Speaker of the Assembly from 2012 through June 2013. Mr. Stanek is currently a member of the board of directors of Accumen and Seamless Health.

(b)    On November 11, 2013, Mary A. Tolan informed the Board of the Company that she would not be standing for re-election to the Board of the Company at the 2014 Annual Meeting of Stockholders.

Item 9.01    Financial Statements and Exhibits.

(d)     Exhibits

The following exhibit relating to Item 2.02 shall be deemed to be furnished, and not filed:

99.1    Press Release issued by the Company on November 13, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCRETIVE HEALTH, INC.
Date:	November 13, 2013	By:	/s/ Sean F. Orr
Sean F. Orr
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by the Company on November 13, 2013